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Exhibit 11.1 Statement re Computation of Per Share Earnings
     The computation of primary per share earnings is clearly determinable from the information provided in the Company's Consolidated Financial Statements and
notes thereto, and includes common share equivalents which arise from stock options. The following sets forth additional information for computation of fully diluted per share earnings for the year ended December 31, 1996. Exhibit disclosure of fully diluted per share earnings is not required for the years ended December 31, 1994 or 1995 as there were no other potentially dilutive securities or other financial instruments issued or outstanding during those periods.
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
Net income for year ended December 31, 1996 as reported................................   $26,405,000
Adjustment for potential dilution, net of income taxes:
   -- Interest expense on 5 3/4% convertible subordinated debentures issued in
      October 1996, net of amounts capitalized in construction in progress.............       195,000
Net income as adjusted.................................................................   $26,600,000
Weighted average shares outstanding before consideration of potential dilutive
  effect of 5 3/4% convertible subordinated debentures.................................    41,301,000
Adjustment assuming conversion at time of offering in October 1996.....................       595,000
Weighted average shares outstanding assuming full dilution.............................    41,896,000
Earnings per share assuming full dilution..............................................          $.64
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(b) Reports on Form 8-K
     The Company filed a report on Form 8-K (the "Initial Form 8-K Report")
during the fourth quarter of 1996, dated November 18,1996, related to the business combination of Speedway Motorsports, Inc. and Sears Point Raceway. The
Company filed a report on Form 8-K/A dated February 3, 1997 containing the required audited financial statements and unaudited pro forma financial information referenced previously in the Initial Form 8-K Report.